Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-30801, 333-62816, 333-66008, and 333-119367) of Sun Hydraulics Corporation of our report dated March 25, 2004, except for the stock split discussed in Note 2 as to which the date is March 10, 2006 relating to the financial statements, which appears in this Form 10-K.
/s/ PricewaterhouseCoopers LLP
Tampa, Florida
March 13, 2006